Exhibit 23.3

Consent of Independent Auditors

The Board of Directors of

CareTrust REIT, Inc.:

We consent to the incorporation by reference in the Annual Report on Form 10-K of CareTrust REIT, Inc. of our report dated March 15, 2016 to the consolidated balance sheet of Pristine Senior Living, LLC and Subsidiary as of December 31, 2015 and the related consolidated statement of member’s equity for the period ended December 31, 2015, which report appears in this Form 10-K of CareTrust REIT, Inc. dated March 15, 2016.

/s/ Bradley & Associates, Inc.

Indianapolis, Indiana

March 15, 2016